Law Office of Mary Shea

1701 Broadway, #334, Vancouver, Wa 9863; 541-450-9943; ###-##-####

April 28, 2020

Re:   Post-Qualification Offering Circular Amendment No.1 to Form 1-A for Cannabinoid Biosciences.

To whom it may concern:

I have been retained by Cannabinoid Biosciences, Inc. (the "Company"), in connection with the Post-Qualification Offering Circular Amendment No.1, which amends the offering circular of Cannabinoid Biosciences, Inc dated April 9, 2019, as last qualified on April 16, 2019. The amendment changes the offering price from $10.00 to $1.00 per share and increased the number of shares being offered from 5 million to 50 million shares of the Company’s common stock.   You have requested that I render my opinion as to whether or not the securities proposed to be issued on terms set forth in the Qualification Statement will be validly issued, fully paid, and non-assessable. The purchasers of the securities will have no obligation to make payments to the Company other than the price for the securities. Purchasers will not have any obligations to creditors of the Company due to the purchasers’ ownership of the shares.

In connection with the request, I have examined the following:

1.	Offering circular of Cannabinoid Biosciences, Inc dated April 9, 2019, as last qualified on April 16, 2019.
2.	By-Laws; and
3.	Post-Qualification Offering Circular Amendment No.1.

I have examined such other corporate records and documents and have made such other examinations, as I have deemed relevant.

Based on the above examination, I am of the opinion that the securities of the Company to be issued pursuant to the Qualification Statement are validly authorized and will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit and to the Qualification Statement and to the reference to our firm under “Experts” in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission.

                                                                         Yours truly,

WSBA#3913

                                                                                         /S/ Mary Shea_____________

                                                                                        Law Office of Mary Shea